Stockholm, Sweden, April 28, 2021 (NYSE: VNE and SSE: VNE-SDB)

Financial Report January - March 2021
Financial Summary - Q1'21
•Financial results in-line with internal expectations despite supply chain challenges
•Net Sales $419 million, Organic Sales[1] increase 17%
•Active Safety Net Sales increase 27%, Organic Sales increase 18%
•Operating cash flow $(110) million.
•Cash balance $645 million

Outlook - FY'21 (unchanged from Q4, 2020 report)
• Organic Sales[1] growth YoY is expected to exceed 25%
• Active Safety Organic Sales1 growth YoY is expected to be ~45%
• Currency translation impact is expected to be ~3%
• Operating loss is expected to improve in 2021 from 2020, Cash balance is expected to exceed $400 million at 2021 year-end
• Order intake in 2021 is expected to increase from 2020

Business Highlights
• Organic Sales outperformed the global LVP by ~4pp for Q1'21, expect out-performance of mid-teens for full year 2021
• Semiconductor supply shortages creates industry delivery and cost challenges
• Significant regional mix shifts in Light Vehicle Production during the quarter weaker North America and Europe, stronger China
• Veoneer's ADAS and AD software unit Arriver is on-track with first functions running on Qualcomm Snapdragon platform
• Polestar 2, featuring Veoneer's Active Safety system achieved highest rating of all vehicles in Euro NCAP's safety test
• Important new Active Safety system business award in China, including fourth generation vision, perception software and radar
• Order intake over the Last Twelve Months (LTM) was ~$400 million of average annual sales at the end of Q1'21

Key Figures	Three Months Ended March 31
Dollars in millions, (except where specified)	2021		2020		Change	Last 12 Months		Full Year 2020
	$	%	$	%	$	$	%	$	%
Net Sales	$419		$362		$57	$1,430		$1,373
Gross Profit / Margin	$56	13.4%	$53	14.5%	$3	$186	13.0%	$182	13.3%
RD&E, net / % of Sales	$(117)	(27.9)%	$(131)	(36.1)%	$14	$(393)	(27.5)%	$(407)	(29.7)%
Operating Loss / Margin	$(104)	(24.9)%	$(122)	(33.8)%	$18	$(349)	(24.4)%	$(367)	(26.7)%
Operating Cash Flow	$(110)		$(9)		$(101)	$(293)		$(192)

Comments from Jan Carlson, Chairman, President and CEO
Veoneer executed well in the quarter. Disruptions from semiconductor shortages, and our continued build up for growth, added extra costs which we were able to offset by efficiencies gained through our on-going market adjustment initiatives (MAIs). This outcome puts us well on track to achieve our full year outlook first presented in early February. We are also on track to increase our order intake compared to 2020, with our main expected order awards scheduled for the second half of the year.
We took a cautious view to the LVP in the beginning of the quarter which proved to be basically correct. While global LVP growth was only slightly lower than IHS January forecast, the regional mix shifted significantly. LVP in North America and Europe which make up more than 75% of Veoneer's sales were down close to 14% and 3% respectively. China, which made up 28% of the LVP in the quarter, but only 13% of Veoneer sales, was up by 11%, all compared to IHS's expectation from the beginning of the quarter. Our content per vehicle as compared to the LVP is currently more than four times higher in Europe and North America than in China, therefore this geographic mix shift had a temporary adverse effect on our sales growth and gross margin.
The automotive industry is going through a turbulent period. The COVID-19 pandemic is on-going in most regions, and we continue to put health and safety first. At the same time continued semiconductor supply constraints disrupted deliveries and the global supply chain. In conjunction with these developments the underlying demand for cars continues to be strong. To date we have managed this multifaceted development well, and I am pleased that we, despite the on-going delivery disruptions, are able to reiterate our full year outlook and that the MAI's continue to have positive effects on our cost base. We anticipate that disruptions will continue during the second quarter and then gradually decrease, and as first mentioned in our fourth quarter earnings announcement, we therefore foresee the positive effects on our operating leverage from our sales growth mainly taking effect in the second half of the year.
Our collaboration with Qualcomm is progressing very well and Arriver, our new software business, has now started its operations. The technology development is according to our joint plans and the first Arriver perception and drive policy software is now running on the Qualcomm Snapdragon Ride platform, a true milestone. During the quarter the Polestar 2, which runs the current generation of Arriver software, became the number one car in Euro NCAP's safety test - another proof point that we are on track to create a leading global challenger for Active Safety systems and software.
These developments are the result of the strong execution of the entire Veoneer team and I would like to take this opportunity to thank all of Veoneer's associates for their focus and persistence in these volatile times.

An earnings conference call will be held today, Wednesday, April 28, 2021 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. [1]For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures on page 8.

Page 1 of 8                                                    28 April 2021

Financial Overview for the Quarter
Sales by Product
Net Sales	Three Months Ended March 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	189	162	27	17	8	5	—	—	19	11
Active Safety	206	163	43	27	14	8	—	—	29	18
Brake Systems	11	37	(26)	(71)	—	—	(24)	(65)	(2)	(17)
Other	13	—	13	—	—	—	—	—	13	—
Total	$419	$362	$57	16%	$22	6%	$(24)	(7)%	$59	17%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter of $419 million increased by 16% compared to the same quarter in 2020. The organic sales[1] grew by 17% and the net currency translation effects were positive by 6%, which was essentially offset by the effect from the divestiture of the VNBS brake business in 2020. Given the regional LVP mix during the quarter, organic sales development was in line with our own expectations. Veoneer outperformed the LVP in all regions.
According to IHS Markit, the global LVP increased approximately 14% for the quarter as compared to 2020. This increase, was driven by China and is a reflection of the early outbreak of COVID-19 in 2020, which affected the rest of the world mainly during Q2, 2020. China's YoY growth was 79%, or 2.4 million vehicles.
Restraint Control Systems - Net sales for the quarter of $189 million increased by 17% as compared to 2020. The organic sales growth of 11%, was primarily driven by China, but all regions saw organic sales growth as a result of new program launches during the second half of 2020.

Active Safety - Net sales for the quarter of $206 million increased by 27% as compared to 2020. The increase was primarily driven by the organic sales increase of 18%. The strong growth was primarily driven by new and recent program launches across the product portfolio particularly in China and Japan and also in Europe.
Strong volume demand for mono, stereo and thermal camera systems, radar and ADAS ECUs on several models, and across multiple customers drove the increase in organic sales. This CPV and volume growth was to a small extent offset by the negative effect of the continued phase-out of mono-vision programs with BMW.
Brake Systems and Other - The combined net sales for the quarter of $24 million declined by $13 million as compared to 2020. This decline was mainly attributable to the VNBS-Asia Brake Systems divestiture in 2020. The Brake Systems sales of $11 million are related to the Honda legacy business and $13 million of Other sales are Brake ECUs to ZF, which partly offset the divestiture effect.

Income Statement
Gross Profit - Gross profit for the quarter of $56 million was $3 million higher as compared to 2020. The positive volume effects, which drove the organic sales growth, were partly mitigated by higher costs related to supply constraints of approximately $5 million. The VNBS divestiture impact was $(4) million and the currency impact was $3 million
Operating Loss - Operating loss for the quarter of $104 million decreased by $18 million as compared to 2020. Net currency effects were $(7) million and the VNBS divestiture impact was $(1) million.
RD&E, net of $117 million decreased by $14 million for the quarter as compared to 2020, mainly as a result of lower costs for engineering, which were partly offset by higher cost for the incorporation of Zenuity employees in July 2020 and VNBS divestiture impact of $1 million.
The SG&A expense of $39 million for the quarter decreased by around $5 million as compared to 2020, mainly due to lower costs for professional services, and VNBS divestiture impact of $1 million.
RD&E and SG&A expenses both continued to decrease as a result of the efficiencies gained under our on-going MAIs.

Net Loss - Net loss for the quarter of $104 million improved by $127 million as compared to 2020 primarily due to the net loss of $67 million from the divestiture of Brake Systems in 2020, the improved operating loss, lower tax expense and Zenuity costs in 2020.
The interest, net and other non-operating items, net combined for the quarter were $2 million worse as compared to 2020, mainly due to a lower cash balance and a decline in interest rates.
Income tax expense of $4 million for the quarter was $19 million lower as compared to 2020. This decrease is mainly due to discrete tax expense of $21 million in 2020 related to the divestiture of VNBS.
Loss per Share - The loss per share of $0.93 for the quarter improved by $1.16 per share as compared to a loss of $2.09 per share in the same quarter in 2020.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $110 million during the first quarter was $101 million higher as compared to 2020. The change was mainly due to changes in net working capital,which was partially offset by the improvement in EBITDA.
Net cash used in investing activities - Net cash provided in investing activities of $1 million came from capital expenditures of $12 million, offset by a dividend payment of $13 million from the final settlement of the Zenuity JV separation.
Cash flow before financing activities[1] - The cash flow before financing activities of $(109) million for the first quarter decreased from $124 million as compared to 2020. This was primarily due to the proceeds from the VNBS divestiture of $176 million in 2020 and the change in net working capital.

Net Working Capital[1] - Net working capital for the first quarter of $(47) million was a $50 million increase as compared to the fourth quarter 2020, mainly due to a $20 million tax payment related to the VNBS-Asia divestiture, higher inventories net and incentive payouts.
Capital Expenditures - Capital expenditures of $12 million for the first quarter decreased by $15 million as compared to 2020 mainly due to lower investments in facility expansions.
Cash and cash equivalents - The Company had cash and cash equivalents of $645 million, which decreased by $113 million during the first quarter mainly due to the operating cash flow.

Page 2 of 8                                                    28 April 2021

2021 Outlook (unchanged)
The macro-economic environment remains very uncertain, mainly due to the global supply chain challenges created as a result of the COVID-19 pandemic. These global supply chain shortages have led multiple OEM customers to reduce their production schedules on short notice, which in turn makes the global LVP very difficult to forecast.Our indication for the second quarter of 2021 is that our organic sales1 are expected to out-perform the global LVP.
For the full year 2021, we expect our organic sales growth to exceed 25% and a currency translation, net increase of 3%, both as compared to 2020. Also for full year 2021, we estimate Active Safety organic sales growth to be approximately 45%. We anticipate positive leverage on this organic sales growth during 2021 to improve our gross margin, however, this leverage improvement is expected to be more weighted toward the second half of 2021.
The RD&E, net run rate is expected to be in the range of $110 to $120 million per quarter, while capital expenditures and depreciation are expected to be approximately $100 million and $115 million, respectively, for the full year 2021. As a result of these underlying assumptions, we expect our operating loss for the full year 2021 to improve as compared to 2020, and we expect our cash balance to be more than $400 million at 2021 year-end. We also expect our operating loss and cash flow performance to improve sequentially during 2021.
Veoneer expects its order intake to increase in 2021 as compared to 2020, with the main awards expected in the second half of the year.

Key Ratios	Three Months Ended March 31		Last 12 Months	Full Year 2020
Dollars in millions, (except where specified)	2021	2020
Gross Margin % [1]	13.4	14.5	13.0	13.3
SG&A %	(9.5)	(12.0)	(11.3)	(12.0)
RD&E %	(27.9)	(36.1)	(27.5)	(29.7)
Operating Margin % [2]	(24.9)	(33.8)	(24.4)	(26.7)
Depreciation and Amortization %	(6.8)	(6.4)	(7.6)	(7.5)
EBITDA % [3]	(18.1)	(27.4)	(16.8)	(19.2)
Capital Expenditures %	(2.9)	(7.5)	(5.3)	(6.6)
Net Working Capital [4]	$(47)	$(86)	$(47)	$(97)
Operating Cash flow [5]	$(110)	$(9)	$(293)	$(192)
Shareholders’ Equity [6]	$1,122	$1,482	$1,122	$1,239
Cash and Cash Equivalents	$645	$970	$645	$758
Weighted average number of shares outstanding [6]	111.70	111.47	111.70	111.56
Net loss per share – basic [7]	$(0.93)	$(2.09)	$(3.73)	$(4.89)
Total Shareholders’ Equity per share	$10.05	$13.30	$10.05	$11.11
Number of Associates at period-ending [8]	6,140	6,405	6,140	6,184
Number of Total Associates at period-ending [9]	7,512	7,571	7,512	7,543
Days Receivables Outstanding [10]	55	49	58	57
Days Inventory Outstanding [11]	30	34	34	35
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 8. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

COVID-19 and supply constraint commentary
The COVID-19 pandemic continues to cause significant uncertainty in the global economy. This includes the automotive industry and the global LVP for 2021 and the upcoming years ahead, which are dependent on underlying consumer demand. Simultaneously and triggered by the COVID-19 pandemic, the automotive industry, like other industries dependent on semiconductors, is experiencing challenges in the supply of Semiconductors.
Our OEM customers continue to recover to more normal volumes, or higher than normal volumes in certain countries, and during the fourth quarter of 2020 and into 2021, we have returned to higher production levels as well. The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.
We are also working to minimize the impact from the supply constraints in semiconductors. Despite these efforts we expect these constraints to impact second quarter sales after which we believe a recovery will begin. Currently it is hard to predict the pace of the second half recovery, but as underlying consumer demand continues to look strong we anticipate a strong if not full recovery during the second half of the year as vaccination programs eases the constraints from COVID-19 and the semiconductor industry starts to catch up with demand. These assumptions are taken into account in our full year 2021 outlook.
For 2021 and the upcoming years, the most important driver for Veoneer’s business is new customer and technology launches, which should drive significant out-performance as compared to the global LVP.
As noted in our 2020 full year results and first quarter 2021 results, in response to the pandemic, the Company continues to extend its MAIs to further mitigate the impact of the pandemic on its cash flow and operating results. As part of the MAIs, the Company during the first quarter undertook certain restructuring activities, recording restructuring expenses of ~$2 million, impacting certain engineering and administrative functions.

Page 3 of 8                                                    28 April 2021

Deliveries per Quarter (units 000's)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Restraint Control Systems	3,676	4,290	2,727	2,316	3,651
Active Safety	2,332	2,491	2,030	852	1,876

Associates		March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
TOTAL		7,512	7,543	7,433	7,095	7,571
Whereof:	Direct Manufacturing	1,489	1,452	1,370	1,130	1,326
	RD&E	4,408	4,476	4,454	4,404	4,590
	Temporary	1,372	1,359	1,258	1,031	1,166

Associates, net decreased by 31 to 7,512 during the quarter as compared to 7,543 in the previous quarter.
The decrease was mainly attributable to a decrease in RD&E associates which was partly offset by an increase in direct labor. The RD&E decrease was a result of the on-going Market Adjustment Initiatives, while the slight increase in direct labor was in support of the many on-going vehicle launches and volume ramp ups that Veoneer is currently undertaking.

Compared to March 31, 2020 the total number of associates decreased by 59. In support of increased production volumes direct manufacturing associates increased by 163, while RD&E staff decreased by 182 as a part of our on-going market adjustment program. The increase in temporary associates was mainly related to an increase in production staff resulting from the reduced production in Q1 2020 due to COVID-19.

Other Topics and Events
Organizational refinement - Veoneer is in the final planning phase for an organizational refinement which will drive Veoneer toward a product organization. This change is not anticipated to affect Veoneer's financial reporting structure.
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Tables - Values in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Next Report - The next Veoneer earnings report for the second quarter of 2021 is planned for Friday, July 23, 2021.
CMD - Veoneer intends to host a CMD during the third quarter 2021 to provide an update on our longer-term strategy, technology roadmap and financial progress.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com

January 7 - Veoneer announced its order book at the end of 2020 is estimated to be approximately $14 billion. Lifetime sales of the 2020 order intake is estimated to be $2.6 billion where the average annual sales of the order intake is estimated to be approximately $530 million.
January 20 - Veoneer announced that it will hold its annual meeting of shareholders virtually on May 10, 2021.
January 25 - Veoneer was notified by an AV customer of a project cancellation due to a change in their core Lidar technology. This decision is reflected in Veoneer's current outlook, mid-term targets and order book.
January 26 - Veoneer announced that it had finalized an agreement with Qualcomm Technologies Inc. where the companies will collaborate on the delivery of scalable ADAS, Collaborative and AD solutions.
February 19 - Veoneer published its Annual Report on Form 10-K and its first ever dedicated Sustainability Report.
March 1 - Ray Pekar replaced Mats Backman as Chief Financial Officer of Veoneer.
March 15 - Veoneer announced that it is the supplier of the active safety technology to Polestar 2, outperforming other vehicles to become number one in Euro NCAP's safety test.
April 15 - Arriver announced that it has started operations and deployment of software on the Qualcomm Snapdragon Ride Platform.
April 19 – Veoneer announced that it supplies the critical building blocks of radar and stereovision in Mercedes EQS. The electric sedan equipped to offer hands-off self-driving tech.

Definitions: AD - Autonomous Driving, ADAS - Advanced Driver Assistance Systems, AV (Autonomous Vehicle), CPV - Content per Vehicle, CMD - Capital Markets Day, ECU - Electronic Control Unit, JV - Joint Venture, LTM - Last Twelve Months, LVP - Light Vehicle Production according to IHS Markit, MAIs - Market Adjustment Initiatives OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, RCS (Restraint Control Systems), TAM (Total Addressable Market), VNBS JV - Veoneer Nissin Brake Systems Joint Venture, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Wednesday, April 28, 2021. Inquiries - Company Corporate website www.veoneer.com.

Qualcomm, Snapdragon, Snapdragon Ride are trademarks or registered trademarks of Qualcomm incorporated. Arriver is a registered trademark of Veoneer, Inc.
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Safe Harbor Statement
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; impact of COVID-19 on our customers and their production and product launch schedules; impact of COVID-19 on the Company’s financial condition, business operations and liquidity; impact of COVID-19 on our suppliers and availability of components for our products; the development and commercial success of the software and integrated platform contemplated by the agreement with Qualcomm Technologies; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; supply chain disruptions and component shortages impacting the Company or the automotive industry; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended March 31
Dollars in millions, (except per share data)	2021	2020	Last 12 Months	Full Year 2020
Net sales	$419	$362	$1,430	$1,373
Cost of sales	(363)	(309)	(1,244)	(1,191)
Gross profit	56	53	186	182
Selling, general & administrative expenses	(39)	(44)	(161)	(165)
Research, development & engineering expenses, net	(117)	(131)	(393)	(407)
Amortization of intangibles	(2)	(1)	(7)	(6)
Other income / (expense), net	(2)	1	26	29
Operating loss	$(104)	$(122)	$(349)	$(367)
Loss on divestiture and assets impairment charge, net	—	(67)	(24)	(91)
Gain (loss) from equity method investment	7	(18)	(14)	(39)
Interest income / (expense), net	(4)	(1)	(15)	(11)
Other non-operating items, net	1	—	(3)	(4)
Loss before income taxes	$(100)	$(208)	$(405)	$(512)
Income tax expense	(4)	(23)	(12)	(32)
Net loss [1]	$(104)	$(231)	$(417)	$(544)
Less: Net loss attributable to non-controlling interest	—	2	—	1
Net loss attributable to controlling interest	$(104)	$(233)	$(417)	$(545)
Net loss per share – basic [2]	$(0.93)	$(2.09)	$(3.73)	$(4.89)
Weighted average number of shares outstanding [2]	111.70	111.47	111.70	111.56
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

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Consolidated Balance Sheet	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Dollars in millions
Assets
Cash & cash equivalents	644	758	846	851	970
Restricted cash	1	—	—	—	—
Receivables, net	282	292	245	206	216
Inventories, net	138	134	124	132	135
Related party receivables	7	9	6	8	6
Prepaid expenses and contract assets	36	36	32	29	36
Other current assets	13	15	20	17	18
Current assets held for sale	—	—	—	17	26
Total current assets	$1,121	$1,244	$1,273	$1,260	$1,407
Property, plant & equipment, net	408	431	413	406	395
Right of use assets, operating lease	84	89	86	93	96
Equity method investment	17	153	138	83	89
Goodwill	317	317	314	290	289
Intangible assets, net	19	21	22	11	12
Deferred tax assets	5	6	6	6	7
Other non-current assets	18	27	27	28	26
Total assets	$1,989	$2,288	$2,279	$2,177	$2,321
Liabilities and equity
Accounts payable	258	257	223	131	233
Related party payables	1	2	1	1	2
Accrued expenses	208	232	230	200	198
Income tax payable	4	25	28	28	26
Related party short-term debt	—	16	14	—	1
Other current liabilities	56	55	51	63	40
Current liabilities held for sale	—	—	—	6	7
Total current liabilities	$527	$587	$547	$429	$507
4% Convertible Senior Notes due 2024	172	170	167	165	163
Pension liability	20	20	18	17	17
Deferred tax liabilities	12	12	10	11	13
Operating lease non-current liabilities	68	71	68	75	78
Financial lease non-current liabilities	47	46	42	38	34
Related party long-term debt	—	115	103	—	—
Other non-current liabilities	21	28	26	28	27
Total non-current liabilities	$340	$462	$434	$334	$332
Equity
Common stock	111	111	111	111	111
Additional paid-in capital	2,352	2,349	2,349	2,347	2,345
Accumulated deficit	(1,330)	(1,226)	(1,135)	(1,003)	(914)
Accumulated other comprehensive income (loss)	(11)	5	(27)	(41)	(60)
Total Equity	$1,122	$1,239	$1,298	$1,414	$1,482
Total liabilities and Equity	$1,989	$2,288	$2,279	$2,177	$2,321

Page 6 of 8                                                    28 April 2021

Consolidated Cash Flow Statement	Three Months Ended March 31		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020
Operating activities
Net loss	$(104)	$(231)	$(417)	$(544)
Depreciation and amortization	29	23	109	103
Loss on divestiture and assets impairment charge, net		67	24	91
Other, net	(11)	16	34	61
Change in operating assets and liabilities	(24)	116	(43)	97
Net cash used in operating activities [1]	$(110)	$(9)	$(293)	$(192)
Investing activities
Capital expenditures	(12)	(27)	(76)	(91)
Proceeds from Divestitures	—	176	22	198
Equity method investment	13	(16)	38	9
Net decrease other non-current assets	—	—	2	2
Proceeds from sale of property, plant and equipment	—	—	10	10
Acquisition of intangible assets	—	—	(10)	(10)
Acquisition of business and interest in affiliates, net of cash paid	—	—	(33)	(33)
Net cash provided by / (used) in investing activities	$1	$133	$(47)	$85
Financing activities
Proceeds from exercise of stock options	1	—	1	—
(Repayment of) / proceeds from long-term debt	2	(1)	2	(1)
Repayment of short-term debt	(1)	(1)	(3)	(3)
Dividend paid to non-controlling interest	—	(5)	—	(5)
Net cash provided by / (used) in financing activities	$2	$(7)	$—	$(9)
Effect of exchange rate changes in cash [2]	(6)	(6)	15	15
(Decrease) / Increase in cash and cash equivalents	$(113)	$111	$(325)	$(101)
Cash and cash equivalents at beginning of period	758	859	970	859
Cash and cash equivalents at end of period [3]	$645	$970	$645	$758
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] As of March 31, 2021 cash and cash equivalents includes $1 million of restricted cash.

Page 7 of 8                                                    28 April 2021

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The tables below provide reconciliations of net income (loss) to EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. The Company also uses in this report free cash flow a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities less capital expenditures. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital, cash flow before financing activities and free cash flow.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended March 31		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020
Net Loss	$(104)	$(231)	(417)	(544)
Gain on divestiture and assets impairment charge, net	—	67	24	91
Depreciation and amortization	29	23	109	103
Gain (loss) from equity method investment	(7)	18	14	39
Interest and other non-operating items, net	2	1	18	16
Income tax expense / (benefit)	4	23	12	32
EBITDA	$(76)	$(99)	$(240)	$(263)

Working Capital to Net Working Capital	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
Dollars in millions
Total current assets	$1,121	$1,407	$1,244	$1,649
less Total current liabilities	527	507	587	591
Working Capital	$594	$900	$657	$1,058
less Cash and cash equivalents	(645)	(970)	(758)	(859)
less Short-term debt	4	3	4	3
less Net of Assets and Liabilities held for sale	—	(19)	—	(199)
Net Working Capital	$(47)	$(86)	$(97)	$3

Cash Flow before Financing Activities	Three Months Ended March 31		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020
Net cash provided by / (used in) Operating Activities	$(110)	$(9)	$(293)	$(192)
plus Net cash provided by/ (used) in Investing Activities	1	133	(47)	85
Cash flow before Financing Activities	$(109)	$124	$(340)	$(107)

Free Cash flow	Three Months Ended March 31		Last 12 Months	Full Year 2020
Dollars in millions	2021	2020
Net cash provided by / (used in) Operating Activities	$(110)	$(9)	$(293)	$(192)
less Capital expenditures	(12)	(27)	(76)	(91)
Free Cash flow	$(122)	$(36)	$(369)	$(283)

Page 8 of 8                                                    28 April 2021